MACKENZIE PARTNERS, INC.
156 FIFTH AVENUE
NEW YORK, NY 10010

                          OFFER TO PURCHASE FOR CASH
        ALL OUTSTANDING SHARES OF COMMON STOCK AND CLASS B COMMON STOCK
                                      OF

                        PEERLESS INDUSTRIAL GROUP, INC.

                                      AT

                              $1.67 NET PER SHARE

                                      BY

                          R-B ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                            R-B CAPITAL CORPORATION


           THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, MAY 15, 1997, UNLESS THE OFFER IS EXTENDED.


                                                                 April 17, 1997

To Brokers, Dealers, Commercial
 Banks, Trust Companies and Other Nominees:

  We have been appointed by R-B Acquisition Corporation, a Minnesota corporation (the "Purchaser"), a wholly owned subsidiary of R-B Capital Corporation, a Delaware corporation ("Parent") to act as Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, no par value per share, and Class B Common Stock, no par value per share (collectively, the "Shares"), of Peerless Industrial Group, Inc., a Minnesota corporation (the "Company"), at $1.67 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated April 17, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST (I) A MAJORITY OF THE SHARES, AND
(II) A NUMBER OF OUTSTANDING SHARES ENTITLED TO ELECT AT LEAST A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY, IN EACH CASE ON A FULLY DILUTED BASIS OR, AT THE ELECTION OF PURCHASER IN ITS SOLE DISCRETION, ON THE BASIS OF THE NUMBER OF SHARES OUTSTANDING AT THE EXPIRATION OF THE OFFER. SEE "13. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated April 17, 1997.

    2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender Shares);

    3. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the certificates for the Shares being tendered and all other required documents are not immediately available or cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if procedures for book-entry transfer cannot be completed by the Expiration Date; and

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instruction with regard to the Offer.

  YOUR PROMPT ACTION IS REQUESTED, WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 15, 1997, UNLESS THE OFFER IS EXTENDED.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the Expiration Date and not therefore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company, pursuant to the procedures described in "3. Procedure for Tendering Shares" of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to forward their Share certificates or other required documents to the Depositary on or prior to the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "3. Procedure for Tendering Shares" in the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of the Shares pursuant to the Offer. The Purchasers will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Letter of Transmittal.

                                          Very truly yours,

                                          MACKENZIE PARTNERS, INC.


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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